EXHIBIT 21

                                 SUBSIDIARIES OF
                         CONNECTICUT ENERGY CORPORATION


                           Name State of Incorporation

The Southern Connecticut Gas Company                                 Connecticut

CNE Development Corporation                                          Connecticut

CNE Energy Services Group, Inc.                                      Connecticut

CNE Venture-Tech, Inc.                                               Connecticut